Exhibit 10.1

AMENDED AND RESTATED VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of June 27, 2025, by and among Strive Enterprises, Inc., an Ohio corporation (“Strive”), and certain stockholders of Asset Entities Inc., a Nevada corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Strive and each of the Stockholders are referred to individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, each of the parties hereto previously entered into, on May 6, 2025 (the “Original Voting Agreement Date”), a Voting and Support Agreement (the “Original Voting Agreement”);

WHEREAS, each of the parties hereto desires to, effective as of the date hereof, amend and restate the Original Voting Agreement in its entirety as set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Strive, the Company and Alpha Merger Sub, Inc., an Ohio corporation, are entering into an Amended and Restated Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into Strive, with Strive being the surviving entity in such merger (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d- 3 under the 1934 Act) of the number of shares of class A common stock, par value $0.0001 per share (“Class A Common Stock”) and class B common stock, $0.0001 par value per share (“Class B Common Stock”) of the Company (collectively, the “Company Stock”) and other Equity Securities of the Company (“Company Securities”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock and all of the Company Securities owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock and any additional Company Securities that such Stockholder holds or may acquire record and/or beneficial ownership of on or after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously adopted, approved and declared advisable the Merger Agreement pursuant to which, among other things, the Company would acquire Strive by means of a merger of Merger Sub with and into Strive, on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as an inducement and condition for Strive to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article 11 thereof.

“Transfer” shall mean any (a) direct or indirect (including through the transfer of any Equity Securities in any direct or indirect holding or parent company of a Stockholder or through the issuance and redemption by any such holding or parent company of its Equity Securities) offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Applicable Law, merger (regardless of which entity survives), consolidation or otherwise), whether voluntary or involuntary, or entry into any option, Contract, arrangement, understanding or commitment with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Applicable Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) or similar arrangement with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or would reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) entry into any option, Contract, arrangement, understanding or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2. Agreement to Not Transfer the Covered Shares.

2.1 No Transfer of Covered Shares. Except for (i) transfers to Affiliates of such Stockholder for estate planning or tax purposes or (ii) transfers by will or by the laws of descent, in each case subject to the transferee first executing a joinder agreement to this Agreement in a form reasonably acceptable to Strive, until the Expiration Time, (a) each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares or, except as and when expressly required by Section 3.2, to convert or permit the conversion any of such Stockholder’s Class A Common Stock into Class B Common Stock, in each case, other than with the prior written consent of Strive (to be granted or withheld by Strive for any reason or no reason) and (b) each Stockholder shall not seek, solicit or negotiate any such Transfer. If Strive so consents to a Transfer, the applicable Stockholder shall, prior to the effectiveness of such Transfer, cause the transferee to execute a joinder to this Agreement, in a form reasonably acceptable to Strive, pursuant to which such transferee agrees to be bound by all provisions applicable to a Stockholder hereunder; provided that such Stockholder shall remain liable for all its obligations hereunder with respect to such Transferred Covered Shares. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever.

2.2 Update of Beneficial Ownership Information. Promptly following the written request of Strive to any Stockholder or within 24 hours of a Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the 1934 Act) or record ownership of additional shares of Company Stock or other Company Securities after the date hereof, such Stockholder will send to Strive a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder irrevocably agrees to cause any of its Affiliates that acquires any shares of Company Stock or other Company Securities on or after the date hereof to execute an agreement in a form reasonably acceptable to Strive to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder, and such shares or other Company Securities shall be deemed Covered Shares for all purposes hereunder.

3. Agreement to Vote the Covered Shares; High Vote Stock Conversion.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment, recess or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters (each, a “Company Stockholder Meeting”), each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares, in each case to the fullest extent that such Covered Shares are entitled to vote thereon or consent thereto (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a) in favor of (i) the Stock Issuance, (ii) the Organizational Documents Amendments (including the Redesignation), (iii) the Merger and the approval and adoption of the Merger Agreement, including any amended and restated Merger Agreement or amendment to the Merger Agreement that is or results in the Merger Agreement being more favorable (or at least as favorable) to the Stockholders than the Merger Agreement in effect as of the date of this Agreement, (iv) any Financing, (v) the approval of any proposal to adjourn or postpone any meeting of the Company’s stockholders to a later date if there are not sufficient votes for adoption of the Merger Agreement or any of the other Transactions on the date on which such meeting is held and (vi) the approval of any other matter considered and voted upon by the stockholders of the Company as contemplated by the Merger Agreement or as advised by the board of directors of the Company (including any redomestication of the Company to Texas); and

(b) against (i) any action or agreement that would or would reasonably be expected to result in a breach or violation of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or that would result or would reasonably be expected to result in any condition set forth in Article 10 of the Merger Agreement not being satisfied on a timely basis, (ii) any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Stock Issuance, the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect the consummation of any of the foregoing or any of the other transactions contemplated by the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

3.2 Following receipt of the Company Stockholder Approval pursuant to the Merger Agreement, and prior to the effectiveness of the Organizational Documents Amendments, in exchange for such Stockholder’s portion of the High Vote Waiver Payment as contemplated by Section 6.09 of the Merger Agreement, each Stockholder shall convert all shares of Class A Common Stock held by such Stockholder to Class B Common Stock. No Stockholder shall convert any of its shares of Class A Common Stock prior to receipt of the Company Stockholder Approval. Each Stockholder agrees that following the conversion contemplated by this Section 3.2, the shares so converted shall be entitled to one vote per share, including following the Redesignation.

3.3 At every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record of such Stockholder’s Covered Shares on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.4 Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Strive to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).

3.5 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time any Stockholder is restricted from taking any action pursuant to Section 3.1, Section 3.3 or Section 3.4 of this Agreement by any Applicable Law or any order issued by any Government Authority, then (a) the obligations of each Stockholder set forth in Section 3.1, Section 3.3 or Section 3.4, as applicable, of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (b) each Stockholder shall cause the Covered Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on, the Stock Issuance or the Merger Agreement or the transactions contemplated thereby is sought or requested.

4. Waiver of Dissenter and Appraisal Rights. In connection with the Transactions (including if Strive and the Company determine that the Company will redomesticate to Texas in connection therewith) each Stockholder hereby irrevocably, unconditionally and forever waives, and agrees to cause to be waived and to prevent the exercise of, any and all dissenter’s, appraisal rights or any similar rights in connection with the Merger or any of the other Transactions (or any such redomestication) by virtue of, or with respect to, the Covered Shares (including pursuant to NRS 92A.380) or any Person’s ownership thereof.

5. Acquisition Proposals.

5.1 Until the Expiration Time, (a) each Stockholder shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or take any action to knowingly assist, facilitate or encourage (including by way of furnishing information) the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided that nothing herein shall prevent such Stockholder from passively receiving and not encouraging Acquisition Proposals not solicited in violation of this Agreement, (ii) enter into or knowingly participate in any substantive discussions with or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in connection with any Acquisition Proposal, (iii) encourage or recommend any other holder of Company Stock to not approve the Merger Agreement or the transactions contemplated by the Merger Agreement or make any public statement approving or recommending an Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other Contract providing for or relating to an Acquisition Proposal or (v) resolve, authorize, propose or agree to do any of the foregoing and (b) each Stockholder shall, and shall cause its Affiliates and its and their respective Representatives to, cease any solicitations, discussions or negotiations with any other Person in connection with an Acquisition Proposal (other than Strive and its Affiliates).

5.2 Until the Expiration Time, each Stockholder agrees to notify Strive in writing promptly (and in any event within 24 hours) (a) of the receipt of any Acquisition Proposal or any material amendment or modification to the material terms of any Acquisition Proposal and such notice shall include, to the extent then known to such Stockholder, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (along with unredacted copies of such Acquisition Proposal and all proposed transaction agreements and other material documents provided in connection therewith), (b) of any request for material nonpublic information relating to the Company, or for access to the business, properties, assets, books or records or personnel of the Company, by any Third Party in connection with an Acquisition Proposal and (c) keep Strive informed on a reasonably current basis of any material changes to the status and material terms and conditions of any Acquisition Proposal.

6. No Legal Action. Each Stockholder agrees, and shall cause its Affiliates and Representatives (a) not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding in its capacity as a Stockholder and (b) to take all actions necessary to opt out of any class in any class action with respect to, in each case, any claim, derivative or otherwise, against Strive, Merger Sub, the Company or any of their respective Affiliates relating to the negotiation, adoption, approval, execution or delivery of this Agreement, the Original Voting Agreement, the Merger Agreement or the Original Agreement or the consummation of the Transactions that (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (ii) alleges a breach of any fiduciary duty of the Company Board (or any member thereof) or any duty that any stockholder of the Company (including any Stockholder) has (or may be alleged to have) to the Company or to the other holders of the Company Stock, in each case, in connection with this Agreement, the Original Voting Agreement, the Merger Agreement, the Original Agreement or the Transactions; provided, however, that nothing in this Section 6 shall prohibit any Stockholder or its Affiliates or Representatives from (x) asserting claims or defenses in connection with the enforcement of this Agreement, the Merger Agreement, the Confidentiality Agreement, the Exclusivity Agreement, dated March 13, 2025, between the Company and Strive, as amended and the other Transaction Agreements by the parties hereto, or (y) complying with a subpoena, regulatory inquiry or other legal requirement. Each Stockholder, on behalf of itself, its Affiliates and their respective successors and assigns and, if such Stockholder is an entity, its directors, officers, employees and equityholders and their respective successors and assigns (collectively with respect to a Stockholder, such Stockholder’s “Releasing Parties”), hereby irrevocably, unconditionally and forever waives, releases, remises and discharges any and all claims it may have against the Company, Strive or any of their respective Affiliates to the extent arising out of pre-Closing Contracts, facts, matters or occurrences (collectively, the “Released Claims”); provided, that nothing herein shall waive or release (i) any rights to indemnification or insurance coverage under the Company’s Organizational Documents or insurance policies for acts and omissions occurring prior to the Effective Time, (ii) rights to ordinary course compensation and rights arising under employment Contracts between the Company and a Releasing Party that have been provided to Strive prior to the date hereof, (iii) any rights that cannot be waived as a matter of Applicable Law or (iv) any claim by a Stockholder against Strive or its Affiliates for breach of the express terms of this Agreement by a party hereto. Each Stockholder hereby agrees that it (1) is and will be solely responsible for any cost, expense or Liability relating to any Released Claim brought against it or any of its other Releasing Parties and (2) shall not, and shall cause its other Releasing Parties not to, directly or indirectly seek indemnification, contribution or reimbursement or advancement of expenses from the Company or any of its Affiliates or, after the Closing, from Strive or any of its Affiliates, or coverage under any of the Company’s insurance policies, with respect thereto except as provided in the immediately preceding proviso. Each Stockholder (x) represents and warrants that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Proceeding or Liability of any nature, character or description whatsoever, which is or which purports to be waived, released, remised or discharged by this Section 6 and (y) acknowledges, on behalf of itself and its other Releasing Parties, that it and its other Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Released Claims, but hereby expressly agrees that, as of the date hereof, it (on behalf of itself and its other Releasing Parties) will be deemed to have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, each Stockholder (on behalf of itself and its other Releasing Parties) hereby irrevocably, unconditionally and forever waives the application of any provision of Applicable Law, including California Civil Code Section 1542, that purports to limit the scope of a general release; provided that the foregoing shall not apply to the extent such waiver is not permitted under Applicable Law, or with respect to any claim by a Stockholder against Strive or its Affiliates for breach of the express terms of this Agreement by a party hereto.

7. Commercially Reasonable Efforts. Each Stockholder shall, and shall cause its Affiliates and Representatives to, use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law in connection with (a) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Transactions (including the Form S-4 and any filings, statements, registrations, submissions or other documents to be filed or submitted to the SEC) and (b) obtaining and maintaining all Governmental Authorizations and other authorizations, approvals, waivers and consents required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions. Each Stockholder shall, to the extent related to the Transactions, (i) cooperate in all respects and consult with Strive in connection with filings, notices, petitions, statements, registrations, submissions of information, applications, authorizations, approvals, waivers and consents, including by providing Strive with information as may reasonably be required to prepare any of the foregoing and by allowing Strive to have a reasonable opportunity to review in advance and comment on drafts of any of the foregoing prepared by such Stockholder or its Affiliates and by considering in good faith Strive’s views and comments with respect thereto, (ii) to the extent not prohibited by Applicable Law, promptly inform Strive of any written or oral communication received by such Stockholder or any of its Affiliates or Representatives from, or given by or on behalf of such Stockholder or any of its Affiliates or Representatives to, any Governmental Authority, including by promptly providing copies of any such written communications to Strive and (iii) permit Strive to review in advance any communication that it gives to, and consult with Strive in advance of any meeting, substantive telephone call or conference with, any Governmental Authority, and to the extent not prohibited by a Governmental Authority, give Strive the opportunity to attend and participate in any in-person meetings with such Governmental Authority.

8. Related Party Contracts; Waiver. Each Stockholder hereby irrevocably, unconditionally and forever agrees that the Company’s entry into the Merger Agreement and the consummation of the transactions contemplated thereby does not (and the Company’s entry into the Merger Agreement did not), and shall not be deemed to constitute a default under or violation or breach of any provision of any Contract to which such Stockholder and the Company are party to and hereby irrevocably, unconditionally and forever waives any such default or breach. The Company is an express third party beneficiary of this Section 8, but may not waive any of its rights under this Section 8 without Strive’s prior written consent.

9. Other Covenants.

9.1 From the date hereof until the Expiration Time, each Stockholder shall, and shall cause its Affiliates and Representatives not to, directly or indirectly, make any public, written or oral statements regarding Strive, the Company or any of their respective Subsidiaries or Affiliates to any third party that are disparaging or that are intended to damage the business, goodwill, reputation or business relationships of such Persons with the public generally or with any of their customers, suppliers, employees or other business partners; provided, however, that no party will be restricted from (a) complying with Applicable Law or any listing agreement with or rule of any national securities exchange or association to which they are a party, (b) communicating directly with and provide information, including documents, not otherwise protected from disclosure by any applicable Law or privilege to the Securities and Exchange Commission (the “SEC”) or any other Governmental Authority regarding possible legal violations or (c) making communications in any Proceeding reasonably necessary to enforce its rights against such Persons under this Agreement or the Merger Agreement.

9.2 Each Stockholder shall, and shall cause its Affiliates and Representatives not to, directly or indirectly, without the prior written consent of Strive, issue any press release or make any public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated thereby; provided that the foregoing will not restrict press releases or public announcements that (a) (i) are materially consistent with press releases or public announcements previously made by Strive or the Company not in violation of the Merger Agreement and (ii) do not include any material non-public information not previously publicly disclosed by Strive or the Company not in violation of the Merger Agreement or (b) are required by Applicable Law or any applicable listing authority (in which case such Stockholder shall use commercially reasonable efforts to (i) consult with Strive prior to making any such disclosure and consider Strive’s comments thereto in good faith and (ii) cooperate in connection with Strive’s efforts to obtain a protective order with respect thereto).

10. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

11. Notice of Certain Events. Each Stockholder shall notify Strive in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

12. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Strive (a) as of the Original Voting Agreement Date (it being understood that all references to “this Agreement” in this Section 12 shall be deemed to be to “the Original Voting Agreement” for purposes of this clause (a)), (b) as of the Effective Time and (c) as of the date hereof that:

12.1 Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If such Stockholder is not a natural person, (a) such Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and (b) the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Strive, constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

12.2 Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares (as set forth next to such Stockholder’s name on Schedule A hereto), free and clear of any and all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than those created by this Agreement and (b) such Stockholder has sole voting power over all of the Covered Shares beneficially owned by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Company Stock or other Company Securities other than the Covered Shares. Any additional Company Securities acquired by such Stockholder after the date hereof and prior to the Expiration Time will be owned beneficially or of record by such Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than those created by this Agreement. Such Stockholder has and will have at all times through the Expiration Time sufficient rights and powers over voting and disposition with respect to the matters set forth in Section 2 and Section 3, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to the terms of this Agreement. Such Stockholder directly holds all of its Covered Shares.

12.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Applicable Law, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any, or give to any third party any right of, termination, amendment, acceleration or cancellation pursuant to, any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject or bound or (iii) result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder.

(b) No consent, approval, waiver, order or authorization of, or registration, declaration, application or, except as required by the rules and regulations promulgated under the 1934 Act, filing with, or notice or submission to any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

(c) Such Stockholder has and at all relevant times will have the sole, exclusive and entire authority to effect the High Vote Stock Conversion with respect to such Stockholder’s Covered Shares, as contemplated by the Merger Agreement.

12.4 Absence of Litigation. There is no Proceeding pending, or, to the knowledge of each Stockholder, threatened, against or affecting such Stockholder, and such Stockholder is not subject to any order, that would, or would reasonably be expected to, materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis or that in any manner challenges or seeks to prevent, enjoin or materially delay the Transactions.

12.5 Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

12.6 No Inconsistent Agreements. Such Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or other similar agreement or arrangement, in each case with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Covered Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholders contained herein untrue or incorrect or have the effect of preventing the Stockholders from performing any of their obligations under this Agreement.

13. Representations and Warranties of Strive. Strive hereby represents and warrants to the Stockholders (a) as of the Original Voting Agreement Date (it being understood that all references to “this Agreement” in this Section 13 shall be deemed to be to “the Original Voting Agreement” for purposes of this clause (a)), (b) as of the Effective Time and (c) as of the date hereof that:

13.1 Due Authority. Strive has the full power and capacity to make, enter into and carry out the terms of this Agreement. Strive is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Strive’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Strive and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a valid and binding obligation of Strive enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

13.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Strive does not, and the performance by Strive of its obligations under this Agreement and the compliance by Strive with the provisions hereof do not and will not: (i) conflict with or violate any Applicable Law, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any, or give to any third party any right of, termination, amendment, acceleration or cancellation pursuant to, any Contract or obligation to which Strive is a party or by which Strive is subject.

(b) No consent, approval, waiver, order or authorization of, or registration, declaration, application or, except as required by the rules and regulations promulgated under the 1934 Act, filing with, or notice or submission to any Governmental Authority or any other Person, is required by or with respect to Strive in connection with the execution and delivery of this Agreement or the consummation by Strive of the transactions contemplated hereby.

13.3 Absence of Litigation. There is no Proceeding pending, or, to the knowledge of Strive, threatened, against or affecting Strive, and Strive is not subject to any order, that would, or would reasonably be expected to, materially impair the ability of Strive to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis or that in any manner challenges or seeks to prevent, enjoin or materially delay the Transaction.

14. Miscellaneous.

14.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Strive any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Strive shall have no authority to exercise any power or authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

14.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock or other Company Securities by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like (including, for the avoidance of doubt, the effectiveness of the Company A&R Articles of Incorporation and the effectuation of the High Vote Stock Conversion), the terms “Company Stock”, or “Company Securities” and “Covered Shares” shall be deemed to refer to and include such securities as well as all such stock dividends and distributions and any securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

14.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

14.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense; provided, however, that in any Proceeding to enforce this Agreement or the rights of Strive hereunder, the prevailing party in such Proceeding shall be entitled to receive its reasonable attorney’s fees and all other reasonable costs and expenses incurred in such Proceeding.

14.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (provided that no “bounce back”, unsuccessful delivery or similar message is received with respect thereto) or sent by a nationally recognized overnight courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice made pursuant to this Section 14.5):

(i) if to the Stockholders, to the address set forth on Schedule A. With a copy to (which shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attention:	Louis A. Bevilacqua, Esq.
Email:	info@bevilacquapllc.com

(ii) if to Strive, to:

Strive Enterprises, Inc.

100 Crescent Court

Suite 1100

Dallas, TX 75201

Attention:	Logan Beirne
E-mail:	Logan.Beirne@strive.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Brian Wolfe
Evan Rosen
Email:	brian.wolfe@davispolk.com
evan.rosen@davispolk.com

14.6 Enforcement; Governing Law; Exclusive Jurisdiction.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties agree that, in addition to any other remedy to which they are entitled at law or in equity, the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without the necessity of proving that irreparable harm would occur or the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The Parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties’ rights in this Section 14.6 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 14.6.

(b) The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought and determined exclusively in the courts of the State of Nevada located in Clark County, Nevada or the federal courts of the United States of America located in Clark County, Nevada, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 14.5 shall be deemed effective service of process of such Party.

14.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.7.

14.8 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Strive and the Company of such Stockholder’s identity and holding of the Covered Shares, the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information that Strive or the Company reasonably determines is required in connection with such publication or disclosure, in any press release, the Form S-4 and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

14.9 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Strive and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

14.10 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of such Stockholder’s Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will promptly be withdrawn and terminated by the Company following the Expiration Time.

14.11 Entire Agreement. This Agreement, including Schedule A, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the Parties any rights or remedies. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

14.12 Reliance. Each Stockholder understands and acknowledges that Strive and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and further acknowledges that such Stockholder expects to receive substantial benefits from the Merger Agreement.

14.13 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract or Applicable Law are to that Contract or Applicable Law, as applicable, as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement”, “the transactions contemplated hereby” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

14.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void ab initio; provided that Strive may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that any assignment by Strive shall not relieve Strive of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

14.15 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically shall be deemed to be original signatures.

14.17 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement; provided, however, that notwithstanding the foregoing, the Parties hereto acknowledge and agree that Strive shall be entitled to exercise all rights and remedies with respect to any breach of any representation, warranty, covenant or agreement made by any Stockholder prior to and including the termination this Agreement, which breach (and all of the available remedies with respect thereto) shall expressly survive the termination of this Agreement. This Section 14.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the termination of this Agreement.

14.18 Termination. This Agreement shall terminate automatically without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided, however, that the provisions of Section 14 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent Strive from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

14.19 Waiver of Rights. No failure on the part of Strive to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Strive in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Strive shall not be deemed to have waived any claim available to Strive arising out of this Agreement, or any power, right, privilege or remedy of Strive under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Strive; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

14.20 Third Party Beneficiaries. Except as set forth in Sections 8, 14.8 and 14.10, the Parties agree that their respective representations, warranties, covenants, and agreements set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to and shall not confer upon any other Person any rights or remedies.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first above written.

STRIVE ENTERPRISES, INC.

By:	/s/ Matt Cole
Name:	Matt Cole
Title:	Chief Executive Officer and President

[Signature Page to A&R Support Agreement]

ASSET ENTITIES HOLDINGS, LLC

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

[Signature Page to A&R Support Agreement]

/s/ Arshia Sarkhani
Arshia Sarkhani

[Signature Page to A&R Support Agreement]